Exhibit 4.4
                                VOTING AGREEMENT

                  This Voting Agreement (the "Agreement") is entered into as of this 26th day of October, 1999 by and between David Roff ("Roff") and Glen Akselrod (the "Shareholder").

                                     RECITAL

                  WHEREAS, Roff and Shareholder are shareholders of Level Jump Financial Group, Inc. ("Company");

                  WHEREAS, Roff and the Shareholder wish to enter into an agreement whereby Roff would be entitle vote in all matters presented to the shareholders of the Company, including but not limited to the holders of shares of Common Stock and Preferred Stock owned directly and indirectly by the Shareholder;

                  NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants set forth below, the parties hereto agree as follows:

                  1.       Voting Terms.

                           (a)      During the term of this Agreement, Roff
shall have the right to vote all the capital shares of the Company with voting rights, including but not limited to the Common Stock and Preferred Stock of the Company, owned either directly or indirectly by the Shareholder ("Securities") as specified on the attached Schedule A hereto (including all Securities issued as dividends or distributions in respect thereof and as adjusted to reflect splits, combinations and conversions of the Securities as a result of the change in par value, merger, combination, exchange or otherwise), on all matters presented to the vote of the shareholders of the Company, either as separate classes or together as a single class, as Roff determines in his sole discretion; provided, however, that this Agreement shall not grant to Roff the right to vote the Securities in connection with any transaction or contract between the Company and one or more of the Company's directors or officers, or between the Company and any other entity in which one or more of the Company's officers or directors is an officer or director or has a financial interest. The right to vote the Securities during the term of this Agreement is given irrevocably by Shareholder.

                                    Notwithstanding the forgoing, the Securities
are subject to an option granted by the Shareholder to Roff of even date herewith, and it is agreed by the parties hereto, that to the extent the option is exercised by Roff, the number of Securities to which this Agreement applies and represented by the option shares will be decreased.

                           (b)      For purposes of clarification, and not as a
limitation, the right to vote the Securities shall extend to all matters presented to the shareholders of the Company including approvals of mergers, combinations, and acquisitions regardless of whether the Company is the surviving entity, reorganizations, recapitalizations, reclassifications, stock splits or exchanges, stock dividends, combinations of the capital securities of the Company, any change in the rights and privileges of the capital securities of the Company, any amendments to the certificate of incorporation of the Company and the election of directors.

                           (c)      The term Company will include any successor
to the Company by means of merger, combination or exchange.




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                  2. Power of Appointment. During the term of this Agreement,
Roff has the power to appoint another shareholder of the Company with the authority to exercise the voting rights granted under this Agreement. Such power of appointment may be limited as to time, a specific meeting, a specific issue or may be unlimited or permanent, as Roff determines in his sole discretion. The Shareholder agrees that he shall not be entitled to notice of any exercise of the above power of appointment.

                  3. Termination. This Agreement shall terminate on and be of no further force or effect after October 26, 2004.

                  4. Entire Agreement; Modifications and Amendments; Addition of Shareholders. This writing constitutes the entire Agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated (other than in accordance with its terms) except by a written agreement specifically referring to this Agreement signed by the Company, Roff, and the Shareholder. Notwithstanding the foregoing, any holder of shares of the capital stock of the Company may subsequently be added as a party to this Agreement as a "Shareholder" and bound by and entitled to the terms and conditions herein by the execution of a signature page to this Agreement without the agreement of any other Shareholder.

                  5. Waivers. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

                  6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each party hereto, its successors and assigns. Otherwise, this Agreement shall not create any rights for the benefit of any third party.

                  7. Legends. Each stock certificate issued after the date hereof evidencing shares of the Company's capital stock subject to the provisions of this Agreement (including any shares issued upon a transfer, stock split, stock dividend, recapitalization, merger or other similar event) shall at all times during the term of this Agreement bear the following legend:

                  THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A VOTING AGREEMENT DATED AS OF OCTOBER26, 1999. BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING THE INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY.

                  8. Titles and Subtitles. The section headings contained herein are for convenience only and are not intended to define or limit the contents of said sections.

                  9. Cooperation. Each party hereto shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.


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

                  10. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

                  11. Governing Law. This Agreement and all amendments hereof shall be governed by and construed in accordance with the laws of the State of Colorado, disregarding any principles of conflicts of laws that would otherwise provide for the application of the substantive laws of another jurisdiction.

                  12. Specific Performance. Without limiting the rights of each party hereto to pursue all other legal and equitable rights available to such party for any other party's failure to perform its obligations under this Agreement, each such party acknowledges and agrees that the remedy at law for any failure to perform obligations hereunder would be inadequate and all such parties shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above


                                              ------------------------------
                                                          DAVID ROFF


                                              ------------------------------
                                                        GLEN AKSELROD






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                                   SCHEDULE A




                                                        Corresponding Number of
                        Class of                        Certificate Representing
Name of Shareholder     Security    Number of Shares    Security
-------------------     --------    ----------------    -----------------------
Glen Akselrod            Common        122,181
                         Stock



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